Exhibit 8.2

Telephone: 1-212-558-4000 Facsimile: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 _______________ los angeles • Palo Alto • washington, D.C. Brussels • Frankfurt • london • paris Beijing • Hong Kong • Tokyo Melbourne • Sydney

October 13, 2021

Atlantic Capital Bancshares, Inc.

945 East Paces Ferry Rd. NE, Suite 1600,

Atlanta, Georgia 30326.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of SouthState Corporation, a South Carolina corporation (“SouthState”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between SouthState and Atlantic Capital Bancshares, Inc., a Georgia corporation (“Atlantic Capital”).

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the merger to U.S. holders of Atlantic Capital common stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Sullivan & Cromwell LLP